EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Vince Holding Corp. of our report dated April 25, 2018 relating to the financial statements and financial statement schedule, which appears in Vince Holding Corp.’s Annual Report on Form 10-K for the year ended February 3, 2018.

/s/ PricewaterhouseCoopers LLP

New York, New York

May 18, 2018